EXHIBIT 99.1
Greif, Inc. Announces Proposed Offering
DELAWARE, Ohio (July 22, 2009) — Greif, Inc. (Greif) (NYSE: GEF, GEF.B) a global leader in industrial packaging, today announced that it intends to offer up to $250 million aggregate principal amount of senior notes due 2019. The net proceeds from this offering will be used for general corporate purposes, including the repayment of amounts outstanding under its revolving multi-currency credit facility, without any permanent reduction of the commitments.
The new senior notes will be offered to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the Securities Act) and to persons outsides the United States under Regulation S under the Securities Act. The new senior notes will not be registered under the Securities Act, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the new senior notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
This news release contains forward-looking statements within the meaning of the federal securities laws relating to Greif’s plans to offer senior notes. These statements are based upon the current expectations and beliefs of Greif’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. These risks and uncertainties include market conditions and other factors beyond Greif’s control and the risk factors and other cautionary statements discussed in Greif’s filings with the Securities and Exchange Commission.
About Greif
Greif is a world leader in industrial packaging products and services. The Company produces steel, plastic, fibre, corrugated and multiwall containers, protective packaging and containerboard, and provides blending, filling and packaging services for a wide range of industries. Greif also manages timber properties in North America. The Company is strategically positioned in more than 45 countries to serve global as well as regional customers. In 2008, the company reported $3.8 billion in net sales. Additional information is on the Company’s website at www.greif.com.
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Media contact:
Deb Strohmaier, APR
Vice President, Communications
Office: +1 740-549-6074
Cell: +1 614 208 3496
debra.strohmaier@greif.com
Analyst contact:
Robert Lentz
+1 614-876-2000